Exhibit 99(a)(5)
SAFEGUARD SCIENTIFICS ANNOUNCES REPURCHASE NOTIFICATION FOR 2.625% CONVERTIBLE SENIOR DEBENTURES DUE 2024
Wayne, PA, March 11, 2014 — Safeguard Scientifics, Inc. (NYSE:SFE) today announced that it is notifying holders of its outstanding 2.625% Convertible Senior Debentures Due 2024 (CUSIP Number 786449 AG3) (the “Notes”) that they have the right to require the Company to repurchase for cash such holders’ Notes upon the terms and subject to conditions set forth in the Notes and the indenture governing the Notes. The repurchase date of the Notes is April 8, 2014 (the “Repurchase Date”), which represents an extension of the date provided in the indenture, in order to comply with applicable tender offer rules. The repurchase price will be 100% of the principal amount of the outstanding Notes, plus accrued and unpaid interest on the Notes to, but excluding, the Repurchase Date.
A Company Repurchase Notice is being mailed to all registered holders of Notes. For Notes to be properly tendered for repurchase they must be surrendered to U.S. Bank National Association, as the Trustee, Paying Agent and Conversion Agent, in the manner specified in the Company Repurchase Notice. Notes properly tendered for repurchase and not withdrawn prior to the close of business on the Repurchase Date will receive payment of the repurchase price, plus accrued and unpaid interest to, but excluding, the Repurchase Date.
As required by the rules of the United States Securities and Exchange Commission (the “SEC”), the Company will file a Tender Offer Statement on Schedule TO with the SEC. Holders of Notes and other interested parties are urged to read the Company Repurchase Notice and other relevant documents filed with the SEC when they become available because they will contain important information about the Company and the repurchase. Materials filed with the SEC are available without charge at the SEC’s website, www.sec.gov. Documents filed with the SEC may also be obtained without charge at the Company’s website, www.safeguard.com.
None of the Company, its board of directors or its employees has made or is making any representation or recommendation to any holder as to whether to tender Notes or refrain from tendering Notes pursuant to the repurchase offer.
This press release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities of the Company. The offer to purchase the Notes will be made only pursuant to, and the Notes may be tendered only in accordance with, the Company Repurchase Notice dated March 11, 2014 and related materials.
Questions relating to, and requests for copies of, the Company Repurchase Notice and related materials should be directed to U.S. Bank National Association by calling Corporate Trust Services at (800) 934-6802. The address of U.S. Bank National Association is Corporate Trust Services, P.O. Box 64111, St. Paul, MN, 55164-0111.
About Safeguard Scientifics
For more than 60 years, Safeguard Scientifics, Inc. (NYSE:SFE) has been synonymous with entrepreneurship and innovation. Founded in 1953 and based in the Greater Philadelphia area, Safeguard has a distinguished record of building market leaders by providing capital and operational support to entrepreneurs across an evolving and innovative spectrum of industries. Today, Safeguard targets healthcare companies focusing on medical technology, healthcare technology and specialty pharmaceuticals and technology companies focusing on financial technology, internet and digital media, and Enterprise 3.0. www.safeguard.com.

Join the Conversation
Blog: blog.safeguard.com
Facebook: facebook.safeguard.com
LinkedIn: linkedin.safeguard.com
SlideShare: slideshare.safeguard.com
StockTwits: stocktwits.safeguard.com
Twitter: twitter.safeguard.com

Forward-looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the deployment of capital, the fact that our partner companies may vary from period to period, our substantial capital requirements and absence of liquidity from our partner company holdings, fluctuations in the market prices of our publicly traded partner company holdings, competition, our inability to obtain maximum value for our partner company holdings, our ability to attract and retain qualified employees, market valuations in sectors in which our partner companies operate, our inability to control our partner companies, our need to manage our assets to avoid registration under the Investment Company Act of 1940, and risks associated with our partner companies, including the fact that most of our partner companies have a limited history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard’s partner companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to predict or control. As a result of these and other factors, the Company’s past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

# # #

SAFEGUARD CONTACTS:
For Investor Relations
John E. Shave III
Senior Vice President, Investor Relations and Corporate Communications
610.975.4952
jshave(at)safeguard(dot)com

For Media Relations
Heather R. Hunter
Vice President, Corporate Communications

610.975.4923
hhunter(at)safeguard(dot)com